                                                                     EXHIBIT 5.1



                                 FOLEY & LARDNER
                         150 West Jefferson, Suite 1000
                          Detroit, Michigan 48226-4443

                                  July 25, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:      INTERMET CORPORATION
         REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

                  We are counsel to INTERMET Corporation (the "Corporation") and have represented the Corporation in connection with the Registration Statement on Form S-4 being filed by it today with the Commission (together with all exhibits thereto, the "Registration Statement"). The Registration Statement relates to an offering (the "Exchange Offer") of $175 million principal amount of the Corporation's registered 9-3/4% Senior Notes due 2009 (the "Registered Notes") in exchange for the Corporation's presently outstanding, unregistered 9-3/4% Senior Notes due 2009 (the "Unregistered Notes"). The Unregistered Notes were and the Registered Notes will be issued pursuant to an Indenture, dated as of June 13, 2002 (the "Indenture"), among the Corporation, certain subsidiaries of the Corporation and U.S. Bank National Association, as Trustee. The subsidiaries of the Corporation which are parties to the Indenture (the "Guarantors") are guaranteeing the Unregistered Notes and the Registered Notes and their guarantees (the "Guarantees") are being registered under the Registration Statement.

                  This opinion is being delivered to the Commission as Exhibit 5 to the Registration Statement.

                  We have examined (1) the Articles of Incorporation, and all amendments thereto, of the Corporation, certified by the Secretary of State of the State of Georgia; (2) the By-Laws of the Corporation, certified by the Secretary of the Corporation as being those currently in effect; (3) the Registration Statement; (4) the Indenture; and (5) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.

                  Based upon the foregoing, it is our opinion that:

Securities and Exchange Commission
July 25, 2002
Page 2


                  1. When duly executed, authenticated, issued and delivered against surrender of the corresponding Unregistered Notes in accordance with the terms of the Indenture, the Registered Notes will constitute valid and legally binding obligations of the Corporation enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  2. When duly executed, issued and delivered in accordance with the terms of the Indenture, and when the Registered Notes have been issued and authenticated, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

                  This firm hereby consents to the reference to it under the heading "Legal Matters" appearing in the Prospectus which is part of the Registration Statement.

                                                          Sincerely,

                                                          FOLEY & LARDNER